UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Halozyme Therapeutics, Inc.
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April 7, 2014
Dear Stockholder:
You are cordially invited to attend our 2013 annual meeting of stockholders, which will be held on May 13, 2014, at 8:00 a.m. local time, located at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.
It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.
A copy of Halozyme's Annual Report on Form 10-K is also enclosed for your information. At the annual meeting, we will review Halozyme's activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.
Sincerely yours,
HELEN I. TORLEY, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer

HALOZYME THERAPEUTICS, INC.
11388 Sorrento Valley Road
San Diego, California 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2014

TO THE STOCKHOLDERS OF HALOZYME THERAPEUTICS, INC.:
Notice is hereby given that the annual meeting of the stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 13, 2014, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1.	To elect three Class I directors to hold office for a three-year term and until their respective successors are elected and qualified;

2.	To approve, by advisory vote, the compensation of our named executive officers;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the annual meeting.
Only stockholders of record at the close of business on March 17, 2014 are entitled to notice of, and to vote at, this annual meeting and any adjournment or postponement thereof.
By order of the Board of Directors,
JEAN I. LIU
Vice President, General Counsel and Secretary
San Diego, California
April 7, 2014
Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held on May 13, 2014
The Proxy Statement and the 2013 Annual Report to Stockholders are available at www.halozyme.com/proxy.

IMPORTANT: You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible. You may vote your shares by completing, signing, dating and mailing your proxy card in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if the record holder of your ordinary shares is a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
The accompanying proxy is solicited on behalf of the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation, for use at Halozyme's annual meeting of stockholders to be held on May 13, 2014 at 8:00 am local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about April 7, 2014.
SOLICITATION AND VOTING
Voting Securities. Only stockholders of record as of the close of business on March 17, 2014, the record date for the annual meeting, will be entitled to vote at the meeting and any adjournment thereof. As of that date, we had 124,483,469 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. When a quorum is present at the meeting, the election of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and any other matter will be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each proposal.
You may vote in person by attending the annual meeting or by completing and returning a proxy by mail.
If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered a “stockholder of record.” To vote your proxy by mail, be sure to complete, sign and date the proxy card and return it in the prepaid envelope provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board. You may also vote in person at the annual meeting. Stockholders of record may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, you, as a stockholder of record, may attend the annual meeting and obtain a ballot upon arrival.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Beneficial owners whose stock is held in the name of a bank, broker or other nominee generally will receive instructions for voting from their banks, brokers or other nominees, rather than directly from us. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution. Beneficial owners must obtain a legal proxy from their bank, broker or other nominee and present it to the inspector of election with their ballot to be eligible to vote in person at the annual meeting.
Revocability of Proxies. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.
Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but is prohibited from voting on a particular matter because the broker has not received voting instructions from the beneficial owner and therefore does not have discretion to vote the beneficial owner's shares with respect to that matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of our independent registered public accounting firm. Non-routine matters include the election of directors and the advisory vote on executive compensation.

Solicitation of Proxies. We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board of Directors that currently consists of three Class I directors, two Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2014 annual meeting of stockholders, we will be electing three Class I directors, while the Class II directors will be elected at the 2015 annual meeting of stockholders and the Class III directors will be elected at the 2016 annual meeting of stockholders. Once elected, directors serve until their respective successors are duly elected and qualified.
The Class I nominees recommended by the Board of Directors for election at the 2014 annual meeting are: Kathryn E. Falberg, Kenneth J. Kelley and Matthew L. Posard. Ms. Falberg, Mr. Kelley and Mr. Posard are current members of our Board of Directors and, if elected, they will serve as directors until our annual meeting of stockholders in 2017 or until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.
Vote Required
If a quorum is present at the meeting, the three nominees for Class I directors receiving the highest number of votes will be elected as the Class I directors. Abstentions and broker non-votes have no effect on the vote.
Recommendation
The Board of Directors recommends a vote “FOR” each of the nominees named above.
The following table sets forth biographical information for the three Class I nominees to be elected at this meeting as well as all other directors who will continue serving on the Board of Directors following this meeting:

Name	Age	Director Since	Position with the Company

Class I directors nominated for election at the 2014 annual meeting of stockholders:
Kathryn E. Falberg	53	2007	Director
Kenneth J. Kelley	55	2004	Chairman of the Board of Directors
Matthew L. Posard	47	2013	Director

Class 1I directors whose terms expire at the 2015 annual meeting of stockholders:
Randal J. Kirk	60	2007	Director
John S. Patton, Ph.D.	67	2000	Director

Class III directors whose terms expire at the 2016 annual meeting of stockholders:
Robert L. Engler, M.D.	69	2004	Director
Connie L. Matsui	60	2006	Director
Helen I. Torley, M.B. Ch.B., M.R.C.P.	51	2014	President, Chief Executive Officer & Director

Directors Nominated for Election at the 2014 Annual Meeting
Kathryn E. Falberg. Ms. Falberg contributes considerable healthcare industry knowledge, particularly in the areas of finance, accounting, strategy, business development and operations. Ms. Falberg served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals, PLC (Nasdaq: JAZZ) from March 2012 to March 2014 after serving as Senior Vice President and Chief Financial Officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 through 2001, Ms. Falberg was with Amgen, Inc., where she served as Senior Vice President, Finance and Strategy and Chief Financial Officer, and before that as Vice President, Controller and Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a Certified Public Accountant. Ms. Falberg currently serves on the Board and is Chair of the Audit Committee of Medivation, Inc. (Nasdaq: MDVN).
The Nominating and Corporate Governance Committee believes that Ms. Falberg's healthcare industry experience, including her extensive experience in finance, accounting, strategy, business development and operations, her prior service on other public company management teams and business experience, combined with her business acumen and judgment, provide our Board with valuable financial, strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Falberg should serve as one of our directors.
Kenneth J. Kelley. Mr. Kelley brings over 30 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Since 2007, Mr. Kelley has served as the Chief Executive Officer of privately held PaxVax, Inc., which is focused on developing innovative vaccines. From April 2002 through June 2004, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in January 1994 and for over eight years served as CEO, Director and Chair of the Board of Directors. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of biotech and medical companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in Biochemical Sciences from Harvard University.
The Nominating and Corporate Governance Committee believes that Mr. Kelley's strategic and operational experience, including his extensive experience as a venture capitalist in the biotechnology industry and his prior executive management experience, combined with his business acumen and judgment, provide our Board with valuable insight, operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kelley should serve as one of our directors.
Matthew I. Posard. Mr. Posard provides our Board with extensive sales and marketing experience in the life sciences industry. Mr. Posard is currently Senior Vice President and General Manager of Illumina, Inc.’s New Emerging Opportunity Business, where he oversees the development and transfer of Illumina technology into new markets. He joined Illumina in 2006 as Vice President of Global Marketing and served as Vice President of Global Sales from 2007 to 2011, leading Illumina’s successful commercial entry into the life science sequencing market. Prior to joining Illumina, Mr. Posard held various positions in strategic and product marketing at Gen-Probe, Inc., helping the company attain leading market positions in DNA probe-based infectious disease diagnostics and blood banking. Previously, he oversaw global marketing at Biosite, Inc., where he was instrumental in the successful introduction of the company’s BNP congestive heart failure biomarker and its BNP co-marketing collaboration with Beckman Coulter. Mr. Posard holds a B.A. degree in Quantitative Economics and Decision Science from the University of California, San Diego.
The Nominating and Corporate Governance Committee believes that Mr. Posard's sales and marketing experience including successfully launch of products and management of sales operations provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Mr. Posard should serve as one of our directors.

Directors Continuing in Office Until the 2015 Annual Meeting
Randal J. Kirk. Mr. Kirk provides our Board with a wealth of strategic, operational and management experience. Mr. Kirk currently serves as the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Mr. Kirk also currently serves as Chairman of the Board of Directors of Intrexon Corporation (NYSE: XON) since February 2008 and Chief Executive Officer since April 2009. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (previously traded on Nasdaq prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (previously traded on Nasdaq prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, and as a member of the Board of Directors of Clinical Data, Inc. (previously traded on Nasdaq prior to its acquisition by Forest Laboratories, Inc. in April 2011) from September 2002 to April 2011, and was Chairman of the Board from December 2004 to April 2011. Mr. Kirk currently serves in a number of additional capacities including as a member of the Board of Directors of ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) since January 2011. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the Board from September 2006 to September 2008, and served on the Board of Directors of the Radford University Foundation, Inc. from September 1998 to May 2011. He served on the Board of Visitors of the University of Virginia and Affiliated Schools from July 2009 to October 2012, on the Virginia Advisory Council on Revenue Estimates from July 2006 to October 2012 and on the Governor's Economic Development and Jobs Creation Commission from April 2010 to October 2012. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.
The Nominating and Corporate Governance Committee believes that Mr. Kirk's business experience, including his extensive business experience as chief executive officer of multiple companies, his experience as an investor, his service on committees of academic institutions and other public company boards, combined with his business acumen and judgment, provide our Board with valuable strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kirk should serve as one of our directors.
John S. Patton, Ph.D. Dr. Patton brings to our Board extensive scientific and operational experience in the biotechnology industry. Dr. Patton is currently the President and Chief Executive Officer of Dance Pharmaceuticals as well as the Executive Chairman of InCarda Therapeutics, Inc. Dr. Patton co-founded Nektar Therapeutics (Nasdaq: NKTR) (formerly Inhale Therapeutic Systems) and he served as Chief Scientific Officer from November 2001, and as a director from 1990, through 2008. He is an expert in the delivery of peptides and proteins. Before co-founding Nektar Therapeutics, Dr. Patton led the drug delivery group at Genentech, Inc., where he demonstrated the feasibility of systemic delivery of large molecules through the lungs. Prior to joining Genentech, Inc., he was a tenured professor at the University of Georgia. He has published a wide range of articles and has presented his work in national and international arenas. Dr. Patton received his Ph.D. in Biology from the University of California, San Diego, and held post-doctoral positions in biomedicine at Harvard Medical School and the University of Lund in Sweden.
The Nominating and Corporate Governance Committee believes that Dr. Patton's scientific and operational experience, including his extensive experience as a medical researcher and his experience and expertise in drug delivery and medical devices, combined with his business acumen and judgment, provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Patton should serve as one of our directors.
Directors Continuing in Office Until the 2016 Annual Meeting
Robert L. Engler, M.D. Dr. Engler brings extensive medical and clinical experience to the Board. Dr. Engler spent his career as a cardiologist at the Veterans Affairs Medical Center and the University of California, San Diego, where he retired as Professor Emeritus in 2001. While at the Veterans Affairs Medical Center, Dr. Engler served as Associate Chief of Staff and Chief of Research and was an attending physician, in addition to running an active cardiovascular research laboratory. His research and clinical work led to the founding of two successful biotechnology companies: Gensia, Inc. and Collateral Therapeutics, Inc. He also founded and served as President and Chairman of the Board of the Veterans Medical Research Foundation, where he currently serves on the Board of Directors. He is on the Board of Directors of Verdezyne (private) and Glysens, Inc. (private). Dr. Engler is a consultant to and Chief Medical Advisor to Cardium Therapeutics, Inc. Dr. Engler graduated with honors from Georgetown University School of Medicine.
The Nominating and Corporate Governance Committee believes that Dr. Engler's medical and clinical experience, including his extensive experience as a medical researcher and his experience founding multiple biotechnology companies, combined with his business acumen and judgment, provide our Board with valuable scientific and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Engler should serve as one of our directors.
Connie L. Matsui. Ms. Matsui brings to our Board over 16 years of general management experience in the biotechnology industry. She retired from Biogen Idec Inc. in January 2009 as the Executive Vice President, Knowledge and Innovation Networks. She served as an Executive Committee member at both Biogen Idec and IDEC Pharmaceuticals, a predecessor of Biogen Idec. Among the major roles she played after joining IDEC Pharmaceuticals in November 1992 were: Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning; Collaboration Chair for the late stage development and commercialization of rituximab (tradenames: Rituxan® and MabThera®) in partnership with Roche and Genentech; and Project Leader for Zevalin®, the first radioimmunotherapy approved by the U.S. FDA. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President/Board Chair of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University.
The Nominating and Corporate Governance Committee believes that Ms. Matsui's operational experience, including her extensive knowledge of the biotechnology industry, her service in other public company management teams and her prior business experience, combined with her business acumen and judgment, provide our Board with valuable management and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Matsui should serve as one of our directors.
Helen I. Torley, M.B. Ch.B., M.R.C.P. Dr. Torley brings extensive commercial and business experience as well as an extensive knowledge of the biotechnology industry. Dr. Torley joined Halozyme in January 2014 as President and Chief Executive Officer. Throughout her career, Dr. Torley has led several successful product launches, including Kyprolis®, Prolia®, Sensipar®, and Miacalcin®. Prior to joining Halozyme, Dr. Torley served as Executive Vice President and Chief Commercial Officer for Onyx Pharmaceuticals (Onyx) from August 2011 to December 2013 overseeing the collaboration with Bayer on Nexavar® and Stivarga® and the U.S. launch of Kyprolis. She was responsible for the development of Onyx's commercial capabilities in ex-US markets and in particular, in Europe. Prior to Onyx, Dr. Torley spent 10 years in management positions at Amgen Inc., most recently serving as Vice President and General Manager of the US Nephrology Business Unit from 2003 to 2009 and the U.S. Bone Health Business Unit from 2009 to 2011. From 1997 to 2002, she held various senior management positions at Bristol-Myers Squibb, including Regional Vice President of Cardiovascular and Metabolic Sales and Head of Cardiovascular Global Marketing. She began her career at Sandoz/Novartis, where she ultimately served as Vice President of Medical Affairs, developing and conducting post-marketing clinical studies across all therapeutic areas, including oncology. Before joining the industry, Dr. Torley was in medical practice as a senior registrar in rheumatology at the Royal Infirmary in Glasgow, Scotland. Dr. Torley received her Bachelor of Medicine and Bachelor of Surgery degrees (M.B. Ch.B.) from the University of Glasgow and is a Member of the Royal College of Physicians (M.R.C.P).
The Nominating and Corporate Governance Committee believes that Dr. Torley's extensive commercial and operational experience, including successful launches of products, and her deep knowledge of the biotechnology industry and the competitive environment, her service as our Chief Executive Officer, combined with her business acumen and judgment, provide our Board with valuable commercial and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Torley should serve as one of our directors.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors (or “Board”) has determined that, other than Dr. Torley and Mr. Kirk, each of the members of the Board of Directors is an independent director within the meaning set forth under applicable rules of the NASDAQ Stock Market. Dr. Torley and Mr. Kirk do not meet the listing requirements for director independence since Dr. Torley is the President and Chief Executive Officer of Halozyme and Mr. Kirk is the Chairman and Chief Executive Officer of Intrexon Corporation which is party to a collaborative agreement with us.
Board Leadership
In December 2005, the Board separated the Chief Executive Officer and Board Chair positions to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Mr. Kelley has served as the non-employee Chairman of the Board since December 2005.
Executive Sessions
Our independent directors generally meet in executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Kelley, as Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.
Board Meetings and Committees
The Board of Directors held eight meetings during the fiscal year ended December 31, 2013. The Board of Directors has three standing committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Corporate Governance Committee. During the last fiscal year, each director attended at least 88% of the total number of meetings of the Board and the committees of the Board on which such director served during that period.

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee

Robert L. Engler, M.D.	X		Chair
Kathryn E. Falberg	Chair	X
Kenneth J. Kelley	X		X
Randal J. Kirk
Connie L. Matsui		Chair	X
John S. Patton, Ph.D.		X
Matthew L. Posard		X
Helen I. Torley, M.B. Ch.B., M.R.C.P.

Audit Committee
The current members of the Audit Committee are Kathryn E. Falberg (Chair), Robert L. Engler, M.D. and Kenneth J. Kelley. All members of the Audit Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. Ms. Falberg is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held seven meetings during the fiscal year ended December 31, 2013.
Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 3.
Compensation Committee
The current members of the Compensation Committee are Connie L. Matsui (Chair), Kathryn E. Falberg, John S. Patton, Ph.D. and Matthew L. Posard. Mr. Posard began serving on our Compensation Committee in May 2013. All members of the Compensation Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market and qualify as non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Compensation Committee is to discharge the Board's responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee reviews and makes recommendations to the full Board of Directors for the salary and bonus earned by the Chief Executive Officer and other executive officers; approves stock option grants to executive officers; approves employment and severance agreements of executive officers; and reviews the compensation of non-employee directors for service on the Board of Directors and its committees. The Compensation Committee held six meetings during the fiscal year ended December 31, 2013.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Robert L. Engler, M.D. (Chair), Connie L. Matsui and Kenneth J. Kelley. All members of the Nominating and Corporate Governance Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary responsibilities of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended December 31, 2013.
With respect to Board membership, the Nominating and Corporate Governance Committee's goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Corporate Governance Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for at least one key member of management to participate as a member of the Board.

While we do not have a formal diversity policy, our Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills, and takes age, gender and ethnic background into account when considering director nominees. When considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee will review the candidate's integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Corporate Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.
Pursuant to the terms of its charter, the Nominating and Corporate Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting the candidate's name, contact information and biographical information in writing to the “Halozyme Nominating and Corporate Governance Committee” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The biographical information and background materials will be forwarded to the Nominating and Corporate Governance Committee for its review and consideration. The committee's review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy regarding stockholder nominations should be adopted. In addition to the process discussed above regarding the consideration of the Nominating and Corporate Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders.
Risk Management
Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the company, and evaluating management's approach to addressing such risks. Periodically, our Board reviews key risks facing the company, plans for addressing these risks and the company's risk management practices overall. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our Compensation Committee periodically reviews the most important enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for identifying and addressing the risks facing our company, and that the leadership structure of our Board is effective in implementing this approach.
Communications with Directors
Stockholders may communicate with any and all directors by transmitting correspondence by mail or email, addressed as follows: “Halozyme Board of Directors” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121, email address: HalozymeBoardOfDirectors@Halozyme.com. The Corporate Secretary will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Directors Engler, Falberg, Frost, Kelley, Matsui, Patton and Posard attended our annual meeting of stockholders in 2013.
Code of Conduct and Ethics
The Board has adopted a Code of Conduct and Ethics and Corporate Governance Guidelines that apply to all of our employees, officers and directors. Copies of these documents are currently available on our website at: www.halozyme.com. Amendments to or waivers of our Code of Conduct and Ethics granted to any of our directors or executive officers will be published promptly on our web site www.halozyme.com. Please note that the information on our website is not incorporated by reference in this Proxy Statement.

PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Background
The advisory vote on executive compensation is a non-binding vote on the compensation of our “Named Executive Officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2013 compensation of our Named Executive Officers.
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we hold the advisory vote on executive compensation at least once every three years. Following our 2011 annual meeting, upon the recommendation of our stockholders, our board of directors determined that we will hold the advisory vote on executive compensation annually until the next required non-binding stockholder advisory vote on the frequency of the stockholder non-binding advisory vote on the compensation of our Named Executive Officers, which will occur no later than our 2017 Annual Meeting of the Stockholders.
We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. Most importantly our compensation practices are intended to align management with the interests of stockholders. The practices are discussed in detail in the Compensation Discussion and Analysis section of this Proxy Statement and have the following objectives:

•	Compensation structure balances both long and short term incentives.

•	Both long term and short term pay are based on the achievement of corporate and various individual objectives.

•	Annual cash incentives are tied directly to stockholder value creation and achievement of corporate goals.

•	Equity incentive awards are based upon the accomplishment of individual performance criteria and subject to certain minimum thresholds.
The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the company, our Board of Directors or our Compensation Committee, nor will its outcome require the company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the company, the Board or the Compensation Committee.
Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and evaluate what actions, if any, may be appropriate to address those concerns.
Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:
RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. approve, on an advisory basis, the compensation of the company's Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the company's Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders.

Vote Required
Approval of this resolution requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors believes that the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and the tabular disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of the compensation for our Named Executive Officers.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2014. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Board of Directors Recommendation
The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2013 and 2012 by Ernst & Young LLP:

	Fiscal 2013	Fiscal 2012

Audit Fees(1)	$528,142	$543,426
Audit-Related Fees	—	—
Tax Fees(2)	$3,500	$3,500
All Other Fees(3)	$1,995	$1,995
________________

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the company's consolidated annual financial statements, including the audit of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

(3)	All Other Fees consist of annual subscription fees for Ernst & Young's online accounting and auditing information tools.

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Committee is governed by a charter. The Committee held seven meetings during fiscal year 2013. The Committee is comprised solely of independent directors as defined by the NASDAQ Global Select Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.
The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
The Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communication With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the firm’s communications with the Committee concerning the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company.
The Committee also reviewed and discussed with management and the independent registered public accounting firm the Company's audited consolidated financial statements and related schedule for the year ended December 31, 2013 and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's audit of internal control over financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements and related schedule and management's assessment of the effectiveness of the Company's internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed by the Company with the Securities and Exchange Commission.
AUDIT COMMITTEE
Kathryn E. Falberg (Chair)
Robert L. Engler, M.D.
Kenneth J. Kelley

EXECUTIVE COMPENSATION AND RELATED INFORMATION
This section of the proxy statement includes the following:

•
The Compensation Discussion and Analysis (CD&A) section describes and analyzes our compensation programs and the specific amounts of compensation paid to those individuals who served as our Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during fiscal year 2013, as well as the other individuals included in the Summary Compensation Table below (Named Executive Officers or NEOs). It also provides a brief overview of the factors that we believe are most relevant to stockholders as they consider their votes on Proposal No. 2 (the advisory vote on executive compensation). For fiscal year 2013, our NEOs are Gregory I. Frost, our former President and CEO, David A. Ramsay, our Vice President and CFO, James P. Shaffer, our Vice President and Chief Commercial Officer, H. Michael Shepard, our Vice President and Chief Scientific Officer, Jean I. Liu, our Vice President, General Counsel and Secretary, and Kurt A. Gustafson, our former Vice President and CFO.

•
The Compensation Tables and Narrative Disclosure section reports the compensation and benefit amounts paid to our NEOs for fiscal year 2013. The amounts attributable to long-term equity incentive awards represent the grant date fair value of those awards for which actual amounts earned or realized is dependent upon our future stock price performance.

Compensation Discussion and Analysis
Overview
The Compensation Committee has the responsibility for establishing, implementing and monitoring adherence with our compensation practices. The Compensation Committee makes all compensation decisions for our NEOs with inputs from our CEO as stated below. The primary goals of our Compensation Committee with respect to the compensation of our NEOs are: (i) reward performance that has the greatest impact on company and asset value; (ii) to attract, retain, motivate and reward talented and dedicated executives and maintain a cohesive management team comprised of individuals with substantial skill and experience required to implement our business strategies; (iii) to tie annual cash incentives to the creation of stockholder value by achievement of pre-specified goals and objectives that enhance the value of the company; and (iii) to link long-term equity incentives to the achievement of individual performance criteria that we believe will lead to stockholder value creation. To achieve these goals, the Compensation Committee uses a mix of compensation including base salary, annual cash incentive awards and annual equity awards. The Compensation Committee reviews the performance of individual NEOs against previously established individual performance criteria in connection with determining annual equity awards and salaries. The Compensation Committee believes that the base salaries for our NEOs are generally comparable with executives in other companies of similar size and stage of development operating in our industry. To benchmark our NEO compensation, we use The Radford Global Life Sciences U.S. Executive Survey (the Radford Survey) and third party compensation consultants from time to time as useful and appropriate. With respect to the compensation for our NEOs for 2014, we were advised by Compensia, a third party consultant. The source materials used to benchmark our NEO compensation for 2014 were the Radford Survey as well as compensation data reported in the proxy statements of a group of peer companies consisting of the following: Arena Pharmaceuticals, Array BioPharma, Avanir Pharmaceuticals, Cadence Pharmaceuticals, Dyax, Emergent BioSolutions, Genomic Health, ImmunoGen, Isis Pharmaceuticals, Medivation, Nektar Therapeutics, NPS Pharmaceuticals, Pacira Pharmaceuticals, Sagent Pharmaceuticals, Seattle Genetics and Spectrum Pharmaceuticals. The Compensation Committee retains full discretion to set compensation (including salary and cash incentives) and make equity awards that differ from these guidelines, especially when special retention, recruitment or other factors suggest that such changes are believed to be in the best interests of the Company.

Stockholder Advisory Vote on Executive Compensation
In establishing 2014 compensation, the Compensation Committee considered the results of the most recent stockholder advisory vote on executive compensation (the say-on-pay proposal) at our annual meeting of stockholders held in May 2013, where a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Similarly, the compensation and benefits for 2013 reported below resulted from programs, policies and decisions that were adopted reflecting previous votes that expressed support by a substantial margin for our executive compensation programs. The Compensation Committee believes these results affirm stockholder support for our executive compensation decisions and policies. The Compensation Committee will continue to consider the results of future say-on-pay proposals when making executive compensation decisions and policies.
Elements of Compensation
The current elements of compensation for our NEOs consists of: (i) base salary; (ii) annual cash incentive awards; (iii) equity incentive awards, including stock options and restricted stock units; and (iv) company contributions pursuant to our 401(k) plan. We also provide our NEOs with the same package of employee benefits that are provided to all full time employees, including health insurance, group term life and disability insurance. Other than the foregoing and a travel allowance for our Chief Commercial Officer, we do not provide any other perquisites to our NEOs.
We have selected each component of our compensation structure for the following reasons:

•
Taken as a whole, the components of our executive compensation program are generally comparable to compensation programs offered by other companies of our size in our industry, which helps us attract new executive talent and retain, motivate, and reward the executives that we currently employ.

•
The annual cash incentive awards are dependent on tangible creation of stockholder value or based on achievement of corporate or individual goals that we believe should lead to increases in stockholder value. Payments under this program underscore our desire to have our executives focus their efforts on actions that directly or indirectly maximize stockholder value.

•
Equity awards, including stock options and restricted stock unit awards, act as retention devices which align our NEO's financial interests with long-term stockholder value. Equity awards act as retention devices because the NEO must continue employment with us to vest his or her options and to exercise the options to realize value. With respect to restricted stock unit awards, the NEO must continue employment, and the case of performance based vesting, we must realize certain performance goals, in each case for the awards to vest. Equity awards also align the interests of management with those of our stockholders with the goal of creating long-term growth and value for our stockholders.

Base Salary
Base salaries for our NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we target salaries for our NEOs near the median of the range of salaries for executives in similar positions with similar responsibilities and experience at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as our financial position and to provide small merit increases on an annual basis. The following annual salaries for 2013 and 2014 for our NEOs and our current CEO were established by the Compensation Committee:

Name	2013 Annual Base Salary		2014 Annual Base Salary

Helen I. Torley, M.B. Ch.B., M.R.C.P.(1)	n/a		$600,000
David A. Ramsay	$350,000	(2)	$364,875
James P. Shaffer	$366,670		$381,337
H. Michael Shepard, Ph.D.	$321,360		$334,214
Jean I. Liu, J.D.	$317,500		$338,200	(3)
________________

(1)	Dr. Torley joined Halozyme as President, CEO and director effective January 6, 2014.

(2)	Base salary was effective beginning from the date Mr. Ramsay became our CFO in May 2013.

(3)	This increase included an adjustment to align with the comparable position at other companies based on our benchmarking data.
Annual Cash Incentive Awards for 2013
Under the 2013 Senior Executive Incentive Plan, each NEO had a target cash incentive award consisting of 60% of base salary for the CEO and 40% of base salary for all other NEOs. The actual cash incentive award paid out to each executive officer was determined by both the performance of the company as a whole (Corporate Component) and the NEO's individual performance (Individual Component), provided that the actual cash incentive award could not exceed 2 times the target cash incentive award for the NEO, and NEOs must achieve 60% of their individual performance objectives in order to be eligible for any cash incentive award.
Corporate Component
The Corporate Component was determined based, with equal weighting, on (1) the stock price performance of the company and (2) our achievement of corporate goals for 2013 related to company operational and financial performance which were established at the beginning of 2013 by the Compensation Committee and approved by the Board of Directors (Corporate Goals). The Company must achieve a minimum of 60% of the Corporate Goals in order for any cash incentive award to be paid to the NEOs. The Corporate Goals for 2013 reflected operational, clinical and financial priorities that resulted from a collaborative process between the CEO, members of senior management, the Compensation Committee and the Board of Directors. These priorities included, among others: (i) clinical goals relating to our proprietary programs including the PEGPH20, Hylenex® recombinant for the continuous subcutaneous insulin injection (Hylenex for CSII) and HTI-501 programs; (ii) specified financial results; and (iii) operational and infrastructure goals. The goals varied in difficulty. Each of the goals required effort to meet, and some were exceedingly challenging.

1)
To calculate the stock price appreciation component, the Company's average closing stock price during the last 10 trading days of 2013 was divided by the Company's average closing stock price during the last 10 trading days of 2012. Halozyme's average closing price for the last ten trading days of 2012 was approximately $6.27 and the average closing price of Halozyme's stock over the final ten trading days of 2013 was $14.92. The ratio was 240%. Under the 2013 Senior Executive Incentive Plan, if the ratio was greater than 100%, then each 5% increment in excess of 100% would increase the bonus multiplier for this component by one-third up to a maximum of 667% (see below equation). Because the stock appreciation calculated based on this equation would exceed the maximum (667%), the stock appreciation used was 667%.

2)
The corporate goals component was determined by the percentage of the Corporate Goals that were achieved by the Company as determined by the Compensation Committee. The Compensation Committee determined that 95% of the Corporate Goals were met in 2013.

Individual Component
The Individual Component was based on a NEO's individual performance, as rated by the CEO based on his or her functional responsibilities. The score may range from 0% (failure to perform) to up to 200% (exceptional performance).
Cash Incentive Award Calculation
The actual cash incentive award to a NEO was calculated as follows, provided that the Compensation Committee made the final determination and retained full discretion to adjust the cash incentive award as it deemed appropriate:
Cash Incentive Award = Corporate Component * Individual Component * (Target Bonus * Base Salary)
Corporate Component (%) = (50% * Stock Appreciation) + (50% * Goals Achieved)

Stock Appreciation (%) = {[(	Average closing stock price during the last 10 trading days of 2013	* 100%) - 100%] /5%} * (1/3)
Average closing stock price during the last 10 trading days of 2012

Goals Achieved (%) = Percentage of Corporate Goals achieved
Individual Component (%) = Individual Performance of Officer
The Compensation Committee considered the recommendation of the CEO during fiscal year 2013 and his assessment of the individual performance and contributions of the various executive officers in awarding the cash bonuses set forth in the Summary Compensation Table below. Because the cash incentive award calculation under the equation above resulted in an amount in excess of the limit of two times the amount of the established target cash incentive award for our NEOs, the actual cash incentive amount awarded to our NEOs for 2013 was two times the target amount.
The Compensation Committee is aware that an annual cash incentive plan tied, in part, to stock appreciation presents certain inherent risks. Stock appreciation/depreciation does not necessarily correlate with management performance at any point in time so the amount of the award pool could, depending on the circumstances, unjustly reward a management team that failed to perform in one or more key respects. However, this was mitigated by the fact that the cash incentive award for 2013 was also determined based on achievement of preset corporate goals as well as individual performance goals.
Equity Incentive Awards for 2013
In February 2013, the Compensation Committee established target equity awards for the NEOs consisting of an option grant of 100,000 shares for our NEOs other than the CEO and an option grant of 150,000 shares for our CEO, provided that the Compensation Committee could elect to substitute restricted stock or restricted stock unit awards of equivalent value in lieu of any stock option grant. The Compensation Committee seeks to establish an equity compensation structure that yields initial target equity grants and target annual refresher grants that approximates the 75th percentile based on data from the Radford Survey. The actual amounts awarded to these NEOs other than the CEO was based upon the individual performance of that NEO during 2013 as determined by the CEO and the Compensation Committee. No refresher equity awards were granted for our former CEO Gregory Frost since he resigned as CEO effective January 2014. The performance criteria applicable to the NEOs vary from position to position, but these criteria typically contained operational, strategic and developmental elements relevant to each NEO's duties. To be eligible for an equity award, a member of senior management must have met at least 60% of that individual's performance criteria. For fiscal year 2013, the equity compensation awarded executive officers consisted of a combination of stock options and restricted stock units.
On February 6, 2014, our NEOs received equity awards under the 2013 Senior Executive Incentive Plan as listed below. The option awards each have an exercise price of $13.10 per share and vest one-fourth on the one year anniversary of the date of grant and 1/48 of the shares monthly thereafter. The restricted stock unit awards have the grant date fair value of $13.10 per share and vests one-fourth on each anniversary of the date of grant.

Name	Option Awards Under Incentive Plan: Number of Option Awards (#)	Stock Awards Under Incentive Plan: Number of Units (#)

David A. Ramsay(1)	45,000	28,350
James P. Shaffer	50,000	31,500
H. Michael Shepard	50,000	31,500
Jean I. Liu	50,000	31,500
________________

(1)	Mr. Ramsay was appointed as our Vice President and CFO in May 2013. The numbers of option and stock awards were reduced due to less than a full year of service as CFO in 2013.
Incentive Program for 2014
In March 2014, our Compensation Committee established the 2014 Executive Officer Incentive Plan applicable to our executive officers. Under the 2014 Executive Officer Incentive Plan, each executive officer has a target cash incentive award consisting of 75% of base salary for the CEO and 40% of base salary for all other executive officers. The actual cash incentive award to be paid out to each executive officer will be determined by both the performance of the company as a whole (Corporate Performance) and the executive officer’s individual performance (Individual Performance), with the CEO’s actual payout to be determined based entirely on the Corporate Performance and the other executive officer’s actual payment to be determined 80% based on the Corporate Performance and 20% based on that executive officer’s Individual Performance. Unless otherwise adjusted by the Compensation Committee at its discretion, the actual cash incentive award cannot exceed 2 times the target cash incentive award for the executive officer, and an executive officer must achieve 60% of his/her individual performance objectives in order to be eligible for any cash incentive award. In order to be eligible to participate in the cash and equity incentive plan, an executive officer must be employed by us on or before August 31 of the plan year. In addition, an executive officer must be employed on December 31 of the plan year in order to receive a cash incentive payment under the plan and be employed on the date of grant to receive an equity award, and the cash payout and equity awarded will in each case be prorated for a period of service for less than a full year in that position.
Corporate Component
The Corporate Component is to be determined based on our achievement of corporate goals for 2014 related to company operational and financial performance which are established at the beginning of 2014 by the Compensation Committee and approved by the Board of Directors (Corporate Goals). The Company must achieve a minimum of 60% of the Corporate Goals in order for any cash incentive award to be paid to the executive officers. The Corporate Goals for 2014 consist of operational, clinical and financial priorities that resulted from a collaborative process between the CEO, members of senior management, the Compensation Committee and the Board of Directors such that each individual goal requires effort to achieve 100%, a near miss of such goal that still enhances value would be deemed 50% achieved, and that the achievement of a goal in a manner that exceeds expectations and results in substantial corporate value would be deemed to be 200% achieved. These approved goals for 2014 include: (i) advancement of our PEGPH20 and Hylenex for CSII proprietary programs; (ii) support for our existing collaborations including supplying bulk rHuPH20 to our collaborators as required; (iii) establishing new collaborations; and (iv) financial, operational and organizational objectives.
Individual Component
The Individual Component for all executive officers other than our CEO will be based on an executive officer’s individual performance, as rated by the CEO against written preset individual objectives applicable to that officer based on his or her responsibilities. Although we have not yet made a final determination of the range, we expect that the score may range from 0% (failure to perform) to up to 150% (exceptional performance).
Equity Incentive Awards for 2014
In March 2014, as part of the 2014 Executive Officer Incentive Plan, the Compensation Committee established 2014 target equity awards for the executive officers consisting of an option grant of 100,000 shares for our executive officers other than the CEO and an option grant of 175,000 shares for our CEO, provided that the Compensation Committee could elect to substitute restricted stock or restricted stock unit awards of equivalent value in lieu of any stock option grant. The Compensation Committee seeks to establish an equity compensation structure that yields initial target equity grants and target annual refresher grants that approximates the 75th percentile based on data from the Radford Survey. The actual amounts to be awarded to these executive officers other than the CEO will be based upon the individual performance of that officer during 2014 as determined by the CEO and the Compensation Committee, with the equity award for the CEO being based upon the Company’s performance including our accomplishment of the Corporate Goals for 2014 as determined by the Compensation Committee. The performance criteria applicable to the executive officers vary from position to position, but these criteria typically contained operational, strategic and developmental elements relevant to each executive officer's duties.
Stock Options and Restricted Stock Units
Our Amended and Restated 2011 Stock Plan authorizes us to grant options to purchase shares of common stock and restricted stock units to our employees, directors and consultants, and our Compensation Committee is the administrator of this stock plan. Stock option grants are made in connection with the commencement of employment and may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves initial stock option awards for executive officers based upon a review of competitive compensation data. In February 2013, the Compensation Committee delegated the authority to grant stock options under specified conditions to a management committee consisting of the CEO and CFO (the Officer Committee). Pursuant to the delegated authority, the Officer Committee is authorized to grant initial stock option awards to newly hired employees other than executive officers provided that: (i) each stock option must be approved on or before the first trading day of the month following the date of employment; (ii) assuming approval of the Officer Committee on or before the first day of the month following the date of employment, that first trading day of the month following the date of employment would be considered grant date of the award; (iii) the Officer Committee is only authorized to grant options for a number of shares within the ranges previously approved by the Committee for employees at the applicable level; and (iv) in the event the Officer Committee has not approved a grant on or before the first trading day of the month following the date of employment, the grant for that option will be deferred to the following month. In appropriate circumstances, the Compensation Committee considers the recommendations of our CEO when determining the amount of an initial option grant or the amount of an annual grant of stock options or restricted stock units for executive officers. While we awarded stock options and restricted stock units to our executive officers pursuant to our 2013 Senior Executive Incentive Plan, those awards were not made until the first quarter of 2014. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a four-year period subject to continued employment (25% of the shares on the one year anniversary of the date of grant and the remainder of the shares would vest monthly thereafter), and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Code. Restricted stock units generally vest in equal annual increments over four years.

Potential Components of Compensation
In addition to permitting the award of incentive and nonstatutory stock options, restricted stock and restricted stock units, our Amended and Restated 2011 Stock Plan provides for the granting of stock appreciation rights, performance units and shares and other stock-based awards. The Compensation Committee may utilize some or all of these types of awards for executive officers if it believes that such awards are necessary to further the goals of the compensation program.
Stock Ownership Guidelines
As provided for in our Corporate Governance Guidelines, each director who has served on the Board of Directors for three years is expected to own stock of the Company with a cost basis, or current market value if greater than the cost basis, of not less than three times such director's annual base cash compensation for Board service. In addition, all directors are expected to own stock in the Company within one year of joining the Board.
In February 2012, our Compensation Committee approved stock ownership guidelines for our executive officers which provide that our CEO is expected to own stock in the Company with value equal to no less than three times the CEO's current base salary and that all other executive officers are expected to own stock in the Company with value equal to no less than the officer's current base salary. Each executive officer is expected to comply with such guidelines within five years of appointment as an executive officer.
All of our directors are currently in compliance with these stock ownership guidelines. All of our executive officers are making satisfactory progress toward compliance with these guidelines.
Change in Control Policy
Stock options, restricted stock and restricted stock units granted to employees and officers of Halozyme under our 2001 Stock Plan and 2004 Stock Plan, and to certain officers under our 2008 Stock Plan and Amended and Restated 2011 Stock Plan, provide for full acceleration of the unvested portion of an option if the employee or officer is terminated without cause or resigns for certain specified reasons following certain change in control events. In addition, in April 2008 our Board of Directors adopted a Change in Control Policy applicable to certain executive officers. This policy provides for cash payments, continued healthcare coverage and accelerated vesting of subsequently granted equity awards for any senior executive officer who is terminated for a reason other than cause within twelve months of a change in control transaction. The cash payments, to be made in a lump sum payment, will equal a multiple of the senior executive's then-current base salary (twice the salary of the Company's CEO and one and a half times the salary of the other senior executives subject to the policy). The Company will also pay for continued healthcare coverage post-termination for a period of eighteen months for the CEO and twelve months for all other senior executives subject to the policy. The Change of Control Policy also provides that the gross amount payable to a senior executive officer under the policy may be reduced in the event that such reduction will result in a greater net payment (after taking into account the effect of tax laws applicable to such change in control payments) to the senior executive officer. We have entered into agreements with each senior executive officer that document the specific terms of the Change in Control Policy applicable to such officer. See additional information under “Potential Payments Upon Termination or Change in Control” below.
Severance Policy
In 2008, our Board of Directors approved the adoption of a company-wide severance policy. Under the severance policy, the amount of cash severance for an employee terminated by the Company without cause will generally be dictated by the employee's position in the organization as well as his or her length of service. The severance policy is applicable to members of senior management in the following respects: (i) the cash severance for the CEO will be equal to the CEO's then-current annual base salary; (ii) the cash severance for executive officers and other senior officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for all other Vice Presidents will initially be equal to ten weeks of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the Company (up to a maximum of 26 weeks). Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the impacted employee. In addition to cash severance payments, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time. See additional information under “Potential Payments Upon Termination or Change in Control” below.
Employment Agreements
We do not have written employment agreements with executive officers. It is our routine practice to use written offer letter agreements for new hire executive officers.
Policy Regarding Tax Deductibility of Executive Compensation
We do not currently have a policy regarding the limitation of executive pay to amounts that would be deductible under Section 162(m) of the Code. However, we believe it is in our best interest, to the extent practical and in keeping with our other compensation objectives, to have executive officer compensation be fully deductible under Code Section 162(m). Section 162(m) of the Code generally provides that publicly-held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance based” compensation within the meaning of the Code does not count toward the $1 million limit.
The Compensation Committee retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention. Stock options and restricted stock unit awards which vest based on performance objectives granted under our Amended and Restated 2011 Stock Plan are designed to meet the requirement of Section 162(m); however, the restricted stock units we granted to our executive officers in February 2012, 2013 and 2014 which vest based on time do not meet the requirements of Section 162(m).
Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Connie L. Matsui (Chair)
Kathryn E. Falberg
John S. Patton, Ph.D.
Matthew L. Posard
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee are or have been an officer or employee of Halozyme Therapeutics, Inc. During fiscal year 2013, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2013, none of our executive officers served on the compensation committee (or its equivalent) of another entity, or on the board of directors of another entity, one of whose executive officers served on our Compensation Committee or Board of Directors.

Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2013, 2012 and 2011 by each individual who acted as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers during the fiscal year ended December 31, 2013.

2013 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)

Gregory I. Frost(5)	2013	453,819	259,721		255,450		544,583	2,993		1,516,566
Former President and Chief Executive Officer	2012	424,130	382,248		1,423,274	(6)	57,258	5,219		2,292,129
	2011	415,000	7,316		173,420		80,000	7,788		683,524

David A. Ramsay(7)	2013	314,941	593,176		563,453		201,413	8,122		1,681,105
Vice President and Chief Financial Officer	2012	181,733	159,270		141,125		40,890	7,811		530,829
	2011	253,351	80,057		62,531		56,252	7,712		459,903

James P. Shaffer(8)	2013	366,670	199,785		196,500		293,336	44,221	(9)	1,100,512
Vice President and Chief Commercial Officer	2012	352,567	106,182		1,008,795	(6)	44,952	52,045	(9)	1,564,541
	2011	120,705	982,940	(10)	—		35,000	16,180	(9)	1,154,825

H. Michael Shepard	2013	321,360	179,807		176,850		257,088	17,804		952,909
Vice President and Chief Scientific Officer	2012	309,000	318,540		1,066,273	(6)	41,715	9,551		1,745,079
	2011	300,000	170,788		120,060		90,000	9,330		690,178

Jean I. Liu(11)	2013	317,500	199,785		196,500		254,000	8,132		975,917
Vice President, General Counsel and Secretary	2012	300,000	—		784,023	(6)	55,500	144,002	(12)	1,283,525
	2011	50,000	982,940	(10)	—		—	14,598	(12)	1,047,538

Kurt A. Gustafson(13)	2013	193,290	247,733		243,660		—	6,271		690,954
Former Vice President and Chief Financial Officer	2012	372,186	318,540		1,120,770	(6)	47,454	7,888		1,866,838
	2011	320,850	170,788		160,080		95,000	7,675		754,393
________________

(1)
This column represents the grant date fair value of stock options granted to the NEOs in fiscal years 2013, 2012 and 2011, in accordance with FASB ASC Topic 718. To see the exact share amounts and the value of awards made to the NEOs in fiscal 2013, see the 2013 Grants of Plan-Based Awards table below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 8 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 28, 2014. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a NEO realizes value will depend on stock price fluctuations and the NEO's continued employment. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at December 31, 2013 table.

(2)
This column represents the grant date fair value of stock awards granted to the NEOs in fiscal years 2013, 2012 and 2011, in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 8 of the Notes to Consolidated Financial Statements, filed as part of our

Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 28, 2014. Stock awards granted to executive officers consist of restricted stock units. The amounts shown are the full grant date fair value in accordance with the authoritative guidance for stock-based compensation. The weighted average grant date fair value of restricted stock units granted in 2013 was $6.74 per share based on the closing prices of Halozyme common stock on the grant dates. The grant date fair values of restricted stock units granted in 2012 and 2011 are based on the closing per share price of Halozyme common stock of $11.29 and $6.67, respectively, on the grant dates.

(3)
Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. The performance-based bonuses represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year.

(4)
The amounts set forth in the All Other Compensation column for the NEOs consist of company payments for group term life insurance and company contributions to the Halozyme Therapeutics, Inc. 401(k) Plan. For Dr. Shepard, the amount also included a bonus paid under our patent incentive program which is available to all employees except the CEO.

(5)	Dr. Frost's employment with Halozyme concluded effective January 6, 2014.

(6)
In connection with the adoption of stock ownership guidelines and to facilitate our executive officers compliance with these guidelines, each of our executive officers at that time was provided a one-time grant of restricted stock units in fiscal 2012. The amounts in this column include the grant date fair value of $11.29 per share of the NEOs' restricted stock unit awards as listed below. These awards vest one fifth annually on each anniversary of the grant date unless terminated due to the NEO's cessation of employment or consulting for us.

Name	Grant Date Fair Value of One-Time Stock Awards Under Stock Ownership Guidelines

Gregory I. Frost	$1,084,574
James P. Shaffer	$914,705
H. Michael Shepard	$784,023
Jean I. Liu	$784,023
Kurt A. Gustafson	$838,520

(7)
Mr. Ramsay was appointed as our Vice President and CFO on May 20, 2013. In connection with his appointment, Mr. Ramsay's base salary was increased to $350,000 beginning on the date of the appointment. Mr. Ramsay's salary and bonus earned during the period of time that he served as CFO in fiscal 2013 were $216,712 and $173,370, respectively.

In addition, the option and stock award amounts for fiscal 2013 reflect the grant date fair values of $522,452 and $505,485 of the employee's promotion stock option and stock awards, respectively. The promotional stock option and restricted stock unit awards were granted in May 2013 and vest in equal monthly increments over four years beginning on the date of grant. Despite the significant amount reflected in these columns, these awards will only become valuable to the extent that: (i) the employee remains employed by Halozyme long enough for some/all of the awards to vest; (ii) Halozyme's stock price increases following the date of the grant; and (iii) the employee decides to exercise vested options by paying the applicable per share exercise for such shares (the exercise price equals the price of Halozyme common stock on the date of the option grant). The option and stock award amounts for fiscal 2013 also reflect the grant date values of $70,724 and $57,968 of the employee's stock option and restricted stock awards that were granted in February 2013.

(8)	Mr. Shaffer joined Halozyme on August 29, 2011.

(9)	Includes travel allowance of $36,000, $44,000 and $16,000 for fiscal 2013, 2012 and 2011, respectively.

(10)
Because this employee joined Halozyme in 2011, the amount in this column reflects the grant date fair value of the employee's new-hire option grant. This new-hire grant represents an amount of options that will vest over four years following the date of grant and, despite the significant amount reflected in the column, this option grant will only become valuable to the extent that: (i) the employee remains employed by Halozyme long enough for some/all of the option grant to vest; (ii) Halozyme's stock price increases following the date of the option grant; and (iii) the employee decides to exercise vested options by paying the applicable per share exercise for such shares (the exercise price equals the price of Halozyme common stock on the date of the option grant).

(11)	Ms. Liu joined Halozyme on November 1, 2011.

(12)	Includes the reimbursements of $87,250 and $6,888 in relocation expenses as well as $48,952 and $6,910 tax gross-up payments for fiscal 2012 and 2011, respectively.

(13)	Mr. Gustafson's employment with Halozyme concluded effective May 31, 2013.

2013 Grants of Plan-Based Awards
The following table sets forth certain summary information with respect to plan-based awards granted during the fiscal year ended December 31, 2013 to our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1) Target (#)	All Other Stock Awards: Number of Shares or Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Gregory I. Frost	n/a	—	272,291	544,582	150,000	—		—		—	—
	2/4/2013	—	—	—	—	—		65,000	(2)	6.55	259,721
	2/4/2013	—	—	—	—	39,000	(3)	—		—	255,450

David A. Ramsay	n/a	—	140,000	280,000	100,000	—		—		—	—
	2/4/2013	—	—	—	—	—		17,700	(2)	6.55	70,724
	2/4/2013	—	—	—	—	8,850	(3)	—		—	57,968
	5/22/2013	—	—	—	—	—		117,500	(4)	7.17	522,452
	5/22/2013	—	—	—	—	70,500	(4)	—		—	505,485

James P. Shaffer	n/a	—	146,668	293,336	100,000	—		—		—	—
	2/4/2013	—	—	—	—	—		50,000	(2)	6.55	199,785
	2/4/2013	—	—	—	—	30,000	(3)	—		—	196,500

H. Michael Shepard	n/a	—	128,544	257,088	100,000	—		—		—	—
	2/4/2013	—	—	—	—	—		45,000	(2)	6.55	179,807
	2/4/2013	—	—	—	—	27,000	(3)	—		—	176,850

Jean I. Liu	n/a	—	127,000	254,000	100,000	—		—		—	—
	2/4/2013	—	—	—	—	—		50,000	(2)	6.55	199,785
	2/4/2013	—	—	—	—	30,000	(3)	—		—	196,500

Kurt A. Gustafson(5)	n/a	—	154,532	309,064	100,000	—		—		—	—
	2/4/2013	—	—	—	—	—		62,000	(2)	6.55	247,733
	2/4/2013	—	—	—	—	37,200	(3)	—		—	243,660
________________

(1)
On February 4, 2013, our Board of Directors approved an incentive plan applicable to our NEOs and certain other senior officers. This incentive plan provided for cash and equity awards based upon the accomplishment of specified company and individual performance criteria in 2013. For a description of the elements of the incentive plan, please see “Compensation Discussion and Analysis - Annual Cash Incentive Awards for 2013” and “Compensation Discussion and Analysis - Equity Incentive Awards for 2013).” The actual amount of cash paid to each NEO pursuant to the incentive plan established for 2013 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” For Mr. Ramsay, amounts reflect the full year target and maximum payouts approved by the Board for the CFO under the incentive plan. The Summary Compensation Table reflects the pro-rated amount paid to Mr. Ramsay pursuant to the plan, as he was appointed CFO in May 2013.

(2)
These option awards were granted in February 2013 based on accomplishment of specified company and each NEO's individual performance criteria in fiscal 2012. These option awards vest one-fourth on the one year anniversary of the date of grant and then 1/48 of the shares monthly thereafter.

(3)
This restricted stock unit award was granted in February 2013 based on accomplishment of specified company and individual performance criteria in fiscal 2012. This restricted stock unit award has a grant date fair value of $6.55 per share and vests one-fourth on each anniversary of the date of grant.

(4)
Mr. Ramsay was appointed CFO on May 20, 2013. In connection with his promotion, these stock option and restricted stock unit awards were granted in May 2013 and vest in equal monthly increments over four years beginning on the date of grant. The restricted stock unit award has the grant date fair value of $7.17 per share.

(5)	Mr. Gustafson's employment with Halozyme concluded effective May 31, 2013.

Outstanding Equity Awards at December 31, 2013
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2013:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Gregory I. Frost	10/13/2004	6,887	—		2.05	10/13/2014	—		—
	12/8/2004	34,864	—		2.02	12/8/2014	—		—
	2/5/2007	15,729	—		7.51	2/5/2017	—		—
	2/6/2008	50,000	—		5.60	2/6/2018	—		—
	2/5/2009	80,000	—		6.10	2/5/2019	—		—
	2/4/2010	76,666	3,334		5.55	2/4/2020	—		—
	5/5/2011	1,291	709		6.21	5/5/2021	—		—
	2/2/2012	27,500	32,500		11.29	2/2/2022	—		—
	2/4/2013	—	65,000		6.55	2/4/2023	—		—
	2/2/2012	—	—		—	—	22,500	(3)	337,275
	2/2/2012	—	—		—	—	76,852	(4)	1,152,011
	2/4/2013	—	—		—	—	39,000	(3)	584,610

David A. Ramsay	10/13/2004	50,000	—		2.05	10/13/2014	—		—
	12/8/2004	20,058	—		2.02	12/8/2014	—		—
	2/4/2007	12,943	—		7.51	2/4/2017	—		—
	2/5/2008	24,620	—		5.60	2/5/2018	—		—
	2/5/2009	25,148	—		6.10	2/5/2019	—		—
	2/4/2010	13,759	938		5.55	2/4/2020	—		—
	2/2/2011	9,552	5,470		7.14	2/2/2021	—		—
	2/2/2012	11,458	13,542		11.29	2/2/2022	—		—
	2/4/2013	—	17,700		6.55	2/4/2023	—		—
	5/22/2013	17,135	100,365	(5)	7.17	5/22/2023	—		—
	2/2/2012	—	—		—	—	9,375	(3)	140,531
	2/4/2013	—	—		—	—	8,850	(3)	132,662
	5/22/2013	—	—		—	—	60,219	(5)	902,683

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013 (CONTINUED)
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

James P. Shaffer	11/3/2011	104,166	95,834	8.50	11/3/2021	—		—
	2/2/2012	7,638	9,029	11.29	2/2/2022	—		—
	2/4/2013	—	50,000	6.55	2/4/2023	—		—
	2/2/2012	—	—	—	—	6,250	(3)	93,688
	2/2/2012	—	—	—	—	64,816	(4)	971,592
	2/4/2013	—	—	—	—	30,000	(3)	449,700

H. Michael Shepard	8/6/2009	127,000	—	7.48	8/6/2019	—		—
	2/4/2010	14,768	643	5.55	2/4/2020	—		—
	2/3/2011	28,333	11,667	7.14	2/3/2021	—		—
	2/2/2012	22,916	27,084	11.29	2/2/2022	—		—
	2/4/2013	—	45,000	6.55	2/4/2023	—		—
	2/2/2012	—	—	—	—	18,750	(3)	281,063
	2/2/2012	—	—	—	—	55,556	(4)	832,784
	2/4/2013	—	—	—	—	27,000	(3)	404,730

Jean I. Liu	11/3/2011	104,166	95,834	8.50	11/3/2021	—		—
	2/4/2013	—	50,000	6.55	2/4/2023	—		—
	2/2/2012	—	—	—	—	55,556	(4)	832,784
	2/4/2013	—	—	—	—	30,000	(3)	449,700

Kurt A. Gustafson(6)	—	—	—	—	—	—		—
________________

(1)	Each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)
Computed by multiplying the closing market price of our common stock on December 31, 2013, the last trading date in fiscal year 2013, of $14.99 by the number of shares or stock units, as appropriate, set forth in this table.

(3)	This restricted stock unit award vests one-fourth on each anniversary of the date of grant.

(4)	This restricted stock unit award vests one-fifth annually on each anniversary of the date of grant.

(5)	This award vests in equal monthly increments over four years beginning on the date of grant.

(6)	Mr. Gustafson's employment with Halozyme was concluded in May 2013.

Option Exercises and Stock Awards Vested
The following table sets forth certain information with respect to the exercise of stock options and vesting of stock awards by our NEOs during the fiscal year ended December 31, 2013:

OPTION EXERCISES AND STOCK AWARDS DURING FISCAL YEAR 2013
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Gregory I. Frost	70,000	633,507	26,713	174,436
David A. Ramsay	130,000	1,132,300	13,406	173,079
James P. Shaffer	—	—	18,287	119,414
H. Michael Shepard	—	—	20,138	131,501
Jean I. Liu	—	—	13,888	90,689
Kurt A. Gustafson(4)	244,110	397,145	21,014	137,809
________________

(1)	The value realized on exercise is based on the difference between the closing sale price of Halozyme common stock on the date of exercise and the exercise price of each option.

(2)
The amounts in this column represent the number of stock award shares vested. The actual number of shares issued was the number of shares vested reduced by the number of shares surrendered as payment for withholding taxes.

(3)	The value realized on vesting is based on the closing sale price of Halozyme common stock on the vest date.

(4)	Mr. Gustafson's employment with Halozyme concluded in May 2013.

Potential Payments Upon Termination or Change in Control
Severance Policy
On February 6, 2008, the Board of Directors approved the adoption of a company-wide severance policy. Under the severance policy, the particular amount of cash severance for an employee terminated by the Company without cause will generally be dictated by the employee’s position in the organization as well as the seniority of that employee. The severance policy is applicable to members of senior management in the following respects: (i) the cash severance for the CEO will be equal to the CEO’s then-current annual base salary; (ii) the cash severance for executive officers and other senior officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for all other Vice Presidents will initially be equal to ten weeks of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the Company (up to a maximum of 26 weeks). Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the impacted employee. In addition to cash severance payments, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors retains the right to amend, alter or terminate the severance policy at any time.
Assuming: (i) each of the NEOs was terminated without cause on December 31, 2013; and (ii) each NEO executed a release of claims in a form satisfactory to the Company, the NEOs would have received the following amounts pursuant to the severance policy:

Name	Lump Sum Severance Payment	Post- Termination Healthcare

Gregory I. Frost(1)	$453,819	$23,753
David A. Ramsay	$175,000	$11,919
James P. Shaffer	$183,335	$5,866
H. Michael Shepard	$160,680	$3,866
Jean I. Liu	$158,750	$9,383
Kurt A. Gustafson(2)	—	—
________________

(1)	Dr. Frost's employment with Halozyme concluded effective January 6, 2014. Dr. Frost did not receive any cash or healthcare severance payments in connection therewith.

(2)	Mr. Gustafson's employment with Halozyme concluded in May 2013. Mr. Gustafson did not receive any cash or healthcare severance payments in connection therewith.

Change in Control
Options granted to employees and officers of Halozyme under our Amended and Restated 2001 Stock Plan and 2004 Stock Plan, and to certain officers under our 2008 Stock Plan and Amended and Restated 2011 Stock Plan, provide for full acceleration of the unvested portion of an option if the employee or officer is terminated without cause or resigns for certain specified reasons following certain change in control events. In addition, in April 2008 our Board of Directors adopted a Change in Control Policy applicable to certain executive officers. This policy provides for cash payments, continued healthcare coverage and accelerated vesting of subsequently granted equity awards for any senior executive officer who is terminated for a reason other than cause within twelve months of a change in control transaction. The cash payments, to be made in a lump sum payment, will equal a multiple of the senior executive’s then-current base salary (twice the salary of the Company’s CEO and one and a half times the salary of the other senior executives subject to the policy). The Company will also pay for continued healthcare coverage post-termination for a period of eighteen months for the CEO and twelve months for all other senior executives subject to the policy. The Change of Control Policy also provides that the gross amount payable to a senior executive officer under the policy may be reduced in the event that such reduction will result in a greater net payment (after taking into account the effect of tax laws applicable to such change in control payments) to the senior executive officer. We have entered into agreements with each senior executive officer that document the specific terms of the Change in Control Policy applicable to such officer.
Assuming a change in control took place on December 31, 2013 and each of the NEOs was terminated without cause immediately following the change in control, the foregoing individuals would have received the following amounts as a result of such terminations:
2013 Potential Payments Upon Change in Control

Name	Equity Awards(1)	Lump Sum Cash Severance	Post- Termination Healthcare	Total

Gregory I. Frost(2)	$2,780,444	$907,638	$35,629	$3,688,082
David A. Ramsay	$2,212,017	$525,000	$23,837	$2,737,017
James P. Shaffer	$2,592,349	$550,005	$11,732	$3,142,354
H. Michael Shepard	$2,096,244	$482,040	$7,732	$2,578,284
Jean I. Liu	$2,326,447	$476,250	$18,765	$2,802,697
Kurt A. Gustafson(3)	—	—	—	—
________________

(1)
Amounts shown in this column reflect the value of unvested options and market value of unvested restricted stock units that would have accelerated if the NEO was terminated on December 31, 2013 in connection with a change in control. Values were derived using the closing market price of our common stock on December 31, 2013, the last trading date in fiscal year 2013, of $14.99. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the value shown in this column.

(2)	Dr. Frost's employment with Halozyme concluded effective January 6, 2014.

(3)	Mr. Gustafson's employment with Halozyme concluded in May 2013.

Compensation of Directors
The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2013 by each individual who served as a director at any time during the fiscal year:

2013 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Total ($)

Kenneth J. Kelley	85,000	159,600	244,600
Robert L. Engler	55,000	159,600	214,600
Kathryn E. Falberg	70,000	159,600	229,600
Randal J. Kirk	30,000	159,600	189,600
Connie L. Matsui	55,000	159,600	214,600
John S. Patton	40,000	159,600	199,600
Matthew L. Posard(2)	30,000	117,200	147,200
________________

(1)	Represents the grant date fair value of restricted stock awards granted in fiscal year 2013 in accordance with FASB ASC Topic 718.

(2)	Mr. Posard became a director in March 2013.

(3)	The aggregate numbers of shares subject to outstanding stock options and restricted stock awards held by the non-employee directors as of December 31, 2013 were as follows:

Name	Aggregate Number of Option Awards Outstanding (#)	Aggregate Number of Stock Awards Outstanding (#)

Kenneth J. Kelley	20,000	20,000
Robert L. Engler	255,000	20,000
Kathryn E. Falberg	20,000	20,000
Randal J. Kirk	10,000	20,000
Connie L. Matsui	30,000	20,000
John S. Patton	105,000	20,000
Matthew L. Posard	—	—
2013 Directors' Compensation
The compensation in 2013 for our non-employee directors was as follows: each non-employee director receives an initial restricted stock grant of 20,000 shares of common stock upon joining the Board; this grant was initially made automatically under our 2008 Outside Directors’ Plan until the plan was terminated effective May 2013 due to exhaustion of available shares, and subsequent grants were made under the Amended and Restated 2011 Stock Plan. This initial restricted stock grant will vest upon the later of: (a) the first day that the non-employee director may trade our stock in compliance with our Insider Trading Policy that occurs after the six month anniversary of the date of grant or (b) the first day that the non-employee director may trade our stock in compliance with our Insider Trading Policy that occurs after the date of the first annual meeting following the initial restricted stock grant. Non-employee directors would also automatically receive annual restricted stock grants of 20,000 shares of common stock immediately following future annual meetings of stockholders. This annual restricted stock grant will vest on the first day that the non-employee director may trade our stock in compliance with our Insider Trading Policy that occurs after the date immediately preceding the annual meeting following the date of grant.
For 2013, our non-employee directors received an annual retainer of $30,000 for service on the Board as well as an additional annual retainer for service on any committee of the Board. Non-employee directors who served on the Board’s Audit Committee received an annual retainer of $15,000, provided that the Chair of that committee received an annual retainer of $30,000. Non-employee directors who served on the Board’s Compensation Committee received an annual retainer of $10,000, provided that the Chair of that committee received an annual retainer of $20,000. Non-employee directors who served on the Board’s Nominating and Corporate Governance Committee received an annual retainer of $5,000, provided that the Chair of that committee received an annual retainer of $10,000. Lastly, a non-employee director who served as the Chair of the Board of Directors received an annual retainer of $35,000 in addition to his retainer for service as a director. Dr. Frost did not receive any compensation for his service as a member of the Board of Directors.
2014 Directors' Compensation
Effective February 2014, the compensation for our non-employee directors is as follows: each non-employee director receives an initial restricted stock grant of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) upon joining the Board; provided that, the numbers of shares granted for directors first elected or appointed between annual meetings shall be prorated based on the number of full quarters the individual is scheduled to serve as a non-employee director from the date of election or appointment until the next annual meeting of the stockholders such that the recipient will receive a grant of restricted stock valued at $150,000 for a period of service exceeding 270 days, a grant of restricted stock valued at $100,000 for a period of service exceeding 180 days (but no more than 270 days), a grant of restricted stock valued at $50,000 for a period of service exceeding 90 days (but no more than 180 days), and no shares for a period of service of 90 days or less. Subject to acceleration in the event of a change of control of us, this initial restricted stock grant will vest upon the later of: (a) the first day that the non-employee director may trade our stock in compliance with our Insider Trading Policy that occurs after the six month anniversary of the date of grant or (b) the first day that the non-employee director may trade our stock in compliance with our Insider Trading Policy that occurs after the date of the first annual meeting following the initial restricted stock grant. Non-employee directors also automatically receive annual restricted stock grants of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) immediately following future annual meetings of stockholders. Subject to acceleration in the event of a change of control of us, this annual restricted stock grant will vest on the first day that the non-employee director may trade our stock in compliance with our Insider Trading Policy that occurs after the date immediately preceding the annual meeting following the date of grant. All restricted stock awards will be granted under our Amended and Restated 2011 Stock Plan.
Our non-employee directors will also receive an annual retainer of $50,000 for service on the Board as well as an additional annual retainer for service on any committee of the Board. Non-employee directors who serve on the Board’s Audit Committee receive an annual retainer of $15,000, provided that the Chair of that committee receives an annual retainer of $30,000. Non-employee directors who serve on the Board’s Compensation Committee receive an annual retainer of $10,000, provided that the Chair of that committee will receive an annual retainer of $20,000. Non-employee directors who serve on the Board’s Nominating and Corporate Governance Committee received an annual retainer of $5,000, provided that the Chair of that committee receives an annual retainer of $10,000. Lastly, our Chair of the Board of Directors receives an annual retainer of $35,000 in addition to his retainer for service as a director. Employee directors do not receive any compensation for service on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.
In June 2011, we and Intrexon entered into the Intrexon Collaboration, under which Intrexon obtained a worldwide exclusive license for the use of rHuPH20 enzyme in the development of a subcutaneous injectable formulation of Intrexon's recombinant human alpha 1-antitrypsin (rHuA1AT). Intrexon's chief executive officer and chairman of its board of directors, Randal J. Kirk, is also a member of our Board of Directors. The collaborative arrangement with Intrexon was reviewed and approved by our Board of Directors in accordance with our related party transaction policy. For fiscal years 2013, 2012 and 2011, we recognized $1 million, $1 million and $9 million, respectively, in revenue under collaborative agreements pursuant to the terms of the Intrexon Collaboration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth, as of March 17, 2014, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and executive officers of Halozyme as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)

Randal J. Kirk	19,801,286	(4)	15.9%
The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141
BlackRock, Inc.	6,456,435	(5)	5.2%
40 East 52nd Street, New York, NY 10022
Baker Bros. Advisors LP	6,297,026	(6)	5.1%
667 Madison Ave., 21st Floor, New York, NY 10065
Gregory I. Frost	3,959,874		3.2%
Helen I. Torley	—		—
Jean I. Liu	161,491	(7)	*
David A. Ramsay	459,856	(8)	*
James P. Shaffer	204,021	(9)	*
Kurt A. Gustafson	21,167		*
H. Michael Shepard	230,293	(10)	*
Kenneth J. Kelley	190,000	(11)	*
Robert L. Engler	440,000	(12)	*
Kathryn E. Falberg	300,000	(11)	*
Connie L. Matsui	175,000	(13)	*
John S. Patton	260,000	(14)	*
Matthew L. Posard	20,000		*
Directors and executive officers as a group (12 persons)	22,241,947	(15)	17.7%
________________

*	Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11388 Sorrento Valley Road, San Diego, CA 92121.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.

(3)
Calculated on the basis of 124,483,469 shares of common stock outstanding as of March 17, 2014, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 17, 2014 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)
Based on Form 4 filed by Randal J. Kirk with the SEC on October 16, 2013. Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 2,685,415 shares held by R.J. Kirk Declaration of Trust; 331,395 shares held by JPK 2009, LLC; 331,394 shares held by MGK 2009, LLC; 293,000 shares held by JPK 2008, LLC; 293,000 shares held by MGK 2008, LLC; 293,000 shares held by ZSK 2008, LLC; 10,945 shares held by Lotus Capital (2000) Company, Inc.; 3,977,445 shares held by Kapital Joe LLC; 135,000 shares held by Third Security Staff 2001 LLC; 1,326,320 shares held by New River Management IV, LP; 6,328,853 shares held by New River Management V, LP; 263,200 shares held by JPK 2012, LLC and 42,319 shares held by The Kellie L. Banks (2009) Long-Term Trust. Also includes 10,000 shares subject to options that may be exercised within 60 days after March 17, 2014.

(5)
Based on Schedule 13G filed by BlackRock, Inc. with the SEC on January 17, 2014. BlackRock, Inc. beneficially owned 6,456,435 shares, with sole voting power over 6,160,017 shares and sole dispositive power over 6,456,435 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.

(6)
Based on Schedule 13G filed by Baker Bros. Advisors LP (Advisor) with the SEC on February 14 2014. Advisor has sole voting and dispositive power with respect to 6,297,026 shares, which includes shares held by the following entities over which Advisor exercises complete and unlimited discretion and authority with respect to the investments and voting power over investments: 5,502,094 shares held by Baker Brothers Life Sciences, L.P.; 654,460 shares held by 667, L.P. and 140,472 shares held by 14159, L.P. (collectively, the Baker Bros. Funds). Baker Bros. Advisors (GP) LLC (Advisor GP) is the general partner of Advisor. As general partner, Advisor GP may be deemed to beneficially own all shares held by Advisor. Julian C. Baker and Felix J. Baker, Ph.D., as principals of Advisor GP, are deemed to have beneficial ownership of shares held by Advisor GP.

(7)	Includes 140,622 shares subject to options that may be exercised within 60 days after March 17, 2014.

(8)	Includes 205,489 shares subject to options that may be exercised and 5,875 shares subject to restricted stock units that may be vested within 60 days after March 17, 2014.

(9)	Includes 149,996 shares subject to options that may be exercised within 60 days after March 17, 2014.

(10)	Includes 217,095 shares subject to options that may be exercised within 60 days after March 17, 2014.

(11)	Includes 20,000 shares subject to options that may be exercised within 60 days after March 17, 2014.

(12)	Includes 255,000 shares subject to options that may be exercised within 60 days after March 17, 2014.

(13)	Includes 30,000 shares subject to options that may be exercised within 60 days after March 17, 2014.

(14)	Includes 105,000 shares subject to options that may be exercised within 60 days after March 17, 2014.

(15)
Includes 1,153,202 shares subject to options that may be exercised and 5,875 shares subject to restricted stock units that may be vested within 60 days after March 17, 2014 beneficially owned by all executive officers and directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Each such person is required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
Based solely on our review of such forms furnished to us and written representations from certain reporting persons that no other reports were required, we reasonably believe that all required reports were timely filed, except that H. Michael Shepard, Ph.D. filed one late Form 4 reporting the sale of 10,000 shares of Halozyme common stock.
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2015 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 8, 2014.
Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2015 annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than December 8, 2014, in accordance with the specific procedural requirements in our Bylaws. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the proposal at our 2015 annual meeting.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2014 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
We may satisfy SEC's rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our Secretary at 11388 Sorrento Valley Road, San Diego, California 92121, or by telephone at (858) 794-8889. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
By order of the Board of Directors,
JEAN I. LIU
Vice President, General Counsel and Secretary
April 7, 2014

PROXY
HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2014
The undersigned hereby appoints Helen I. Torley and Jean I. Liu, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, on Tuesday, May 13, 2014, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.
YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.
(Continued and to be signed on reverse side.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS:

		For All	Withhold All	Exceptions			For	Against	Abstain
1	To elect Kathryn E. Falberg, Kenneth J. Kelley and Matthew L. Posard as Class I Directors, to hold office until the 2017 Annual Meeting of Stockholders.	☐	☐	☐	2	To approve, by advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the name of the nominee(s) that you do not wish to vote for on the line(s) below the “Exceptions” box.)

		For	Against	Abstain
3	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons (Joint Holders), each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give printed name and full title. If more than one trustee, all should sign.

Date:

Stockholder Signature

Date:

Joint Holder Signature (if applicable)